Exhibit (h)(10)

FORWARD FUNDS, SALIENT MF TRUST AND SALIENT MIDSTREAM &

MLP FUND

COMPLIANCE SUPPORT SERVICES AGREEMENT

This Compliance Support Services Agreement (this “Agreement”) is effective as of January 17, 2017 (the “Effective Date”) by and between Forward Funds, Salient MF Trust, and Salient Midstream & MLP Fund (each a “Trust,” and collectively the “Trusts”) and ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation with its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (“ALPS”). Forward Funds is a Delaware statutory trust with its principal office and place of business at 101 California Street, 16th Floor, San Francisco, California 9411. Salient MF Trust and Salient Midstream & MLP Fund are Delaware statutory trusts with their principal offices and places of business at 4265 San Felipe, Suite 800, Houston, Texas 77027.

WHEREAS, the Boards of Trustees of the Trusts (each a “Trustee” or collectively, the “Trustees” or the “Board”), have approved the adoption and implementation of written policies and procedures reasonably designed to prevent violation of the federal securities laws by each Trust (the “Procedures”) in accordance with Rule 38a-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Board has appointed a Chief Compliance Officer for each of the Trusts (the “CCO”) as required by the Rule; and

WHEREAS, the Trusts wish to retain ALPS to provide certain compliance support services to the Trusts and assist the CCO with oversight of the Trusts’ compliance with the Trusts’ Procedures.

ACCORDINGLY, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trusts and ALPS hereby agree as set forth below.

SECTION 1.    Term of Agreement.

The Trusts hereby retain ALPS, for a period beginning on the Effective Date and ending one year from effective date subject to early termination as provided in this Agreement (the “Initial Term”). After the Initial Term, this Agreement will renew automatically for additional one-year periods of time (each, a “Renewal Term,” and collectively with the Initial Term, the “Term”), unless one party hereto provides the other party with written notice of termination at least sixty (60) days prior to the expiration of the Initial Term or the then-current Renewal Term. Notice of termination of the part of one Trust will apply only to that Trust and will not effect the termination of the Agreement on the part of the other Trusts.

SECTION 2.    Duties.

(a)  ALPS shall provide the Trusts with such compliance support services (“Services”) as are specifically set forth on Exhibit A hereto. Such Services shall be with regard to the series of each Trust, as listed on Exhibit C hereto (each, a “Fund” and collectively, the “Funds”). Exhibit A, as may be modified from time to time by written agreement of the parties hereto, is incorporated into and made a part of this Agreement. The Trusts and the CCO acknowledge that although various employees of ALPS may assist the CCO in the performance of his duties under the Procedures, the CCO shall retain final responsibility for compliance with such Procedures and for reporting to the Trustees as required by the Rule.

(b)  The parties agree that only employees of ALPS shall perform the Services under this Agreement and ALPS shall have no ability to sub-contract to any other service provider unless otherwise agreed in writing by the applicable Trust.

(c)  The Trusts acknowledge that employees of ALPS may serve as chief compliance officers within the meaning of the Rule and/or provide compliance support services for other registered and unregistered investment companies, and nothing herein shall be construed to prohibit ALPS or its employees from acting in such capacities; provided, however, that during the Term, ALPS shall not enter into any agreement, arrangement or understanding which would conflict with this Agreement or prevent ALPS from performing the Services hereunder.

(d)  Each Trust shall cooperate in good faith with ALPS in order to facilitate ALPS’ performance of the Services. In furtherance of this Section 2(d), each Trust shall make those of its and its Affiliates’ (as such term is defined below) officers, employees and outside counsel available for consultation with ALPS and shall seek to make the Trustees, and such service providers to the Trusts, including investment advisors and sub-advisors, principal underwriters, administrator, transfer agents, accounting agent and custodian to the Trusts (the Trustees and such service providers collectively, the “Service Providers”), in each case as ALPS may reasonably request. Each Trust shall provide ALPS with the names of appropriate contact people at the Service Providers and shall make introductions and otherwise assist ALPS in obtaining the cooperation of the Service Providers. Each Trust shall provide ALPS with such books and records regarding the Trusts and Service Providers as ALPS may reasonably request regarding such books and records related to the Trusts’ accounts and the Procedures as required by the 1940 Act and other applicable securities laws, rules and regulations.

SECTION 3.    Fee.

(a)  As compensation for the performance of the Services, the Trusts shall pay to ALPS during the Term an annual fee in the amount indicated in Exhibit B hereto (or a pro rata portion thereof for a partial month), with such annual fee to be allocated among the Trusts as described in Exhibit B. Following the conclusion of the Initial Term, during each year of the term of this Agreement, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent with those provided in the previous year of this Agreement, unless the parties shall otherwise agree, the fee that will be charged for the Renewal Term for the same services will be the base annual fee rate (as reflected in Exhibit B) subject to an annual cost of living adjustment based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bi-monthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties. Any such cost of living shall require the approval of a majority of the Trust’s trustees, including a majority of the trustees who are not interested persons (as defined in the 1940 Act).

(b)  Each Trust shall bear its pro rata share of the annual fee, as described in Exhibit B, and any applicable Trust expenses reimbursable under Section 4 hereof.

(c)  ALPS shall perform the services hereunder as independent contractors and not as employees of the Trusts’ or the Service Providers. As independent contractors, ALPS shall not represent itself to third parties as being the agent or representative of the Trusts or the Service Providers, except as specifically set forth herein. ALPS shall not represent itself to third parties as having actual or apparent power or authority to do or take any action for or on behalf of the Trusts or the Service Providers, as their agent, representative or otherwise, except as specifically set forth herein.

SECTION 4.    Reimbursement of Expenses.

During the Term, the applicable Trust shall reimburse ALPS for all reasonable and necessary travel and lodging expenses and other out-of-pocket disbursements incurred by ALPS for or on behalf of the Trust, or Trusts, as applicable, in connection with the performance of ALPS’ duties hereunder upon presentation of appropriate receipts and other reasonable documentation as the Trusts may request.

SECTION 5.    Disclosure of Information.

ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to each Fund and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the applicable Trust. Approval may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust. When requested to divulge such information by duly constituted authorities, ALPS shall use its best efforts to the extent possible and within reason to provide the Trust with sufficient notice to permit the Trust to seek an equitable ruling preventing the disclosure of such information and will cooperate with the Trust in seeking such an equitable ruling. If notwithstanding the foregoing ALPS is required to disclose confidential information, ALPS will use reasonable commercial efforts to obtain confidential treatment of such information. ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its current and former shareholders

SECTION 6.    Assignment of Written Materials.

During the Term, ALPS shall promptly disclose, and hereby grant and assign to Trusts for their sole use and benefit, any and all technical information, data, procedures, records, and other materials, insofar as they are reduced to writing, including without limitation the Procedures, that are reasonably related to a Trust (collectively, the “Materials”) which ALPS may develop or acquire during the Term, together with all copyrights and reissues thereof that may at any time be granted for or with respect to the Materials. For the avoidance of doubt, the Materials shall include all records referred to in Exhibit A. The Materials shall constitute Confidential Information within the meaning of Section 5.

Notwithstanding the foregoing, the Trusts acknowledge and agree that they obtain no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of ALPS. Any software ALPS provides to the Trusts and/or the Service Providers, or develops or utilizes pursuant to this Agreement shall be used by the Trusts and/or the Service Providers only during the term of this Agreement and only in accordance with the provisions of this Agreement. Except with ALPS’ consent or in conformity with federal copyright laws, the Trusts and/or the Service Providers shall not copy, decompile or reverse engineer any software provided to the Adviser or used by ALPS.

SECTION 7.    Delivery of Materials Upon Termination of Term.

ALPS shall deliver to the Trusts at the termination of the Term, or at any time upon the applicable Trust’s request, the Materials relating to the Confidential Information or the business of the Trusts or the Service Providers or any of their respective Affiliates that it may then possess or have under its control regardless of the location or form of such material.

SECTION 8.    Termination.

(a)  Each Trust shall have the right to terminate this Agreement immediately in the event of:

(i)          a failure by ALPS to meet its obligations hereunder or a breach of ALPS representations and warranties hereunder, if such failure or breach goes uncured for a period of 30 days after ALPS receives written notice of such failure from the Adviser;

(ii)        the termination or dissolution of the Trust, or the deregistration of the Trust under the 1940 Act;

(iii)      a change in the 1940 Act, the Rule or other applicable law or regulation, or the interpretation of any of the foregoing by the Securities and Exchange Commission (the “SEC”) or other regulatory or judicial authority with appropriate jurisdiction, that results in the arrangement created by this Agreement no longer satisfying the obligations of the Trusts’ CCO under the Rule; or

(b)  ALPS shall have the right to terminate this Agreement immediately in the event of:

(i)          a failure by a Trust to meet its obligations hereunder or a breach of the Trust’s representations and warranties hereunder, if such failure or breach goes uncured for a period of 30 days after the Adviser receives written notice of such failure from ALPS;

(ii)        the termination or dissolution of a Trust, or the deregistration of a Trust under the 1940 Act; or

(iii)      a change in the 1940 Act, the Rule or other applicable law or regulation, or the interpretation of any of the foregoing by the SEC or other regulatory or judicial authority with appropriate jurisdiction, that results in the arrangement created by this Agreement being deemed impermissible.

(c)    Upon termination pursuant to this Section 8, ALPS shall be entitled to receive the annual fee accrued but unpaid as of the date of termination paid in a lump sum within 60 days of termination.

SECTION 9.    Standard of Care; Limitation of Liability; Indemnification

(a)    ALPS shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by ALPS in writing. ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement, and to use its best efforts, within reasonable limits, in performing the services provided under this Agreement. ALPS shall not be liable to the Trusts or any of the Trusts’ stockholders for any action or inaction of ALPS relating to any event whatsoever in the absence of bad faith, reckless disregard, negligence or willful misfeasance in the performance of ALPS’ duties, obligations, or responsibilities under this Agreement. Further, ALPS shall not be liable to the Trusts or any of Trusts’ stockholders for any action taken or failure to act in good faith reliance upon: (i) the advice and opinion of Trust or Trust counsel; or (ii) any certified copy of any resolution of the Trustees; and ALPS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter or transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which ALPS reasonably believes in good faith to be genuine.

(b)    Each Trust agrees to indemnify and hold harmless ALPS, its employees, agents, directors, officers and managers and any person who controls ALPS within the meaning of section 15 of the Securities Act of 1933, as amended or Section 20 of the Exchange Act of 1934, as amended (“ALPS Indemnitees”), against and from any and all claims, demands, actions, suits, judgments, administrative proceedings or investigations, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to ALPS’ actions taken or failure to act with respect to the Trust in connection with the performance of any duties, obligations or responsibilities under this Agreement (a “ALPS Claim”); provided, however, that nothing contained herein shall entitle an ALPS Indemnitee to indemnification with respect to any ALPS Claim arising from ALPS’ own bad faith, reckless disregard, negligence or willful malfeasance, or breach of this Agreement. For purposes of this Agreement, ALPS’ bad faith, willful malfeasance, or reckless disregard shall not include any action taken or not taken by ALPS consistent with the last sentence of Section 9(a). The Trusts shall not be required to indemnify any ALPS Indemnitee if the ALPS Indemnitee does not give the Trusts written notice of any reasonable opportunity to defend against the ALPS Claim in its own name or in the name of the ALPS Indemnitee.

(c)    ALPS agrees to indemnify and hold harmless the Trusts and each of their employees, agents, directors, officers and managers (“Trust Indemnitees”), against and from any and all claims, demands, actions, suits, judgments, administrative proceedings and investigations, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to: (i) ALPS’ actions taken or failures to act with respect to a Trust that are not consistent with Section 9(a); (ii) any breach of this Agreement by ALPS; or (iii) any breach of ALPS’ representations set forth in Section 10 (“Trust Claim”). ALPS shall not be required to indemnify any Trust Indemnitee if the Trust Indemnitee does not give ALPS written notice of any reasonable opportunity to defend against the Trust Claim in its own name or in the name of the Trust Indemnitee.

(d)  ALPS shall not be liable for the errors of the Service Providers, other vendors or providers of services to the Trusts or their respective employees, officers, directors, agents or systems.

SECTION 10.    Representations and Warranties.

(a)  ALPS hereby represents and warrants to the Trusts that: (a) the execution, delivery and performance of this Agreement by ALPS does not breach, violate or cause a default under any agreement, contract or instrument to which ALPS is a party or any judgment, order or decree to which ALPS is subject; (b) the execution, delivery and performance of this Agreement by ALPS has been duly authorized and approved by all necessary action; and (c) upon the execution and delivery of this Agreement by ALPS, this Agreement will be a valid and binding obligation of ALPS.

(b)  Each Trust hereby represent and warrants to ALPS that: (a) the execution, delivery and performance of this Agreement by the Trust does not breach, violate or cause a default under any agreement, contract or instrument to which the Trust is a party or any judgment, order or decree to which the Trust is subject; (b) the execution, delivery and performance of this Agreement by the Trust have been duly authorized and approved by all necessary action; and (c) upon the execution and delivery of this Agreement by ALPS and the Trust, this Agreement will be a valid and binding obligation of the Trust.

SECTION 11.    Entire Agreement; Amendment and Waiver.

This Agreement and the other writings incorporated herein contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreement between ALPS and the Trusts. No waiver, amendment or modification of this Agreement shall be valid unless it is in writing and signed by each party hereto. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

SECTION 12.    Notices.

All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to the Trusts, to:

Forward Funds

101 California Street, 16th Floor

San Francisco, California 9411

Attn: Secretary

Telephone: (800) 999-6809 or

                    (415) 869-6300

Facsimile: (415) 982-2566

Salient MF Trust

4265 San Felipe, Suite 800

Houston, Texas 77027

Attn: Secretary

Telephone: (713) 993-4001

Facsimile:  (713) 993-4675

Salient Midstream & MLP Fund

4265 San Felipe, Suite 800

Houston, Texas 77027

Attn: Secretary

Telephone: (713) 993-4001

Facsimile:  (713) 993-4675

(b)  if to ALPS, to:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1100

Denver, CO 80203

Attn: General Counsel

Facsimile:  (303) 623-7850

Telephone: (303) 623-2577

All such notices and other communications shall be deemed to have been given and received (a) in the case of personal delivery or delivery by facsimile, on the date of such delivery if delivered during business hours on a business day or, if not so delivered, on the next following business day, (b) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch, and (c) in the case of mailing, on the third business day following such mailing.

SECTION 13.    Headings.

The section Headings in this Agreement are for convenience only and shall not control or affect the meaning of any provision of this Agreement.

SECTION 14.    Severability.

In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 15.    Remedies.

Each of the parties hereto acknowledges and understands that certain provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and thus, the breach or threatened breach of the provisions of this Agreement would cause the non-breaching party irreparable harm. Each of the parties hereto further acknowledges that, in the event of a breach of any of the covenants contained in this Agreement, the non-breaching party shall be entitled to immediate relief enjoining such violations in any court or before any judicial body having jurisdiction over such a claim. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law or in equity and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

SECTION 16.    Benefits of Agreement; Assignment.

(a)  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, representatives, heirs and estate, as applicable. This Agreement shall not be assignable by ALPS without the express written consent of each Trust. Any purported assignment in violation of the immediately preceding sentence shall be void and of no effect.

SECTION 17.    Survival.

Anything to the contrary contained in this Agreement notwithstanding, the provisions of Sections 5 through 7 and 10 through 21 of this Agreement shall survive the termination of the Term.

SECTION 18.    Counterparts and Facsimile Execution.

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other party, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by the party delivering it.

SECTION 19.    Governing Law; Mutual Waiver of Jury Trial; Jurisdiction.

All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether in the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado. In furtherance of the foregoing, the law of the State of Colorado will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law of conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

SECTION 20.    Force Majeure.

ALPS shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply. In addition, to the extent ALPS’ obligations hereunder are to oversee or monitor the activities of third parties, ALPS shall not be liable for any failure or delay in the performance of ALPS’ duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with ALPS.

SECTION 21.    Mutual Contribution.

The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that a party drafted the provision or caused it to be drafted.

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IN WITNESS WHEREOF, the parties hereto have executed this Compliance Support Services Agreement as of the date first above written.

FORWARD FUNDS

By:	/s/ Robert Naka
Name:	Robert Naka
Title:	Vice President

SALIENT MF TRUST

By:	/s/ Chris Arnold
Name:	Chris Arnold
Title:	Treasurer

SALIENT MIDSTREAM & MLP FUND

By:	/s/ Chris Arnold
Name:	Chris Arnold
Title:	Treasurer

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

Exhibit A

The Services consist of the following. Capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings assigned thereto in the Compliance Support Services Agreement to which this Exhibit A is attached.

1.

Continuous Auditing. ALPS Compliance Services will select a random sample of key risks across all applicable services provided to the Trusts by ALPS or its affiliates and perform limited testing*, no less frequently than quarterly, on the effectiveness of the mitigating controls. Audit results will be reported to the Trusts’ CCO on a quarterly basis. A template of the limited testing areas is included as Schedule 1 to this Exhibit A.

2.

Compliance Log. Reports of material compliance matters and material changes to ALPS’ policies and procedures, if any, will be communicated on a quarterly basis in the 38a-1 certifications addressed to the Trusts’ CCO.

3.

Compliance Calendar. ALPS Legal Administration will prepare and maintain compliance calendars of the Trusts’ quarterly and annual registration statement filings, financial reporting regulatory filings, tax filings, and other filings as applicable. Corporate calendar dates for the Trusts may be included in the compliance calendars as applicable. The Trusts’ compliance calendars may be combined based on identical fiscal year ends.

4.

Trust Policy Administration Support. ALPS Legal Administration shall maintain the Trusts’ compliance manuals, incorporate revisions to the compliance manuals, conduct version control, and maintain a log of modified policies and procedures at the direction of the Trusts’ CCO.

* “Limited testing” shall not include compliance monitoring and testing to seek assurance the Funds’ Compliance Program and service provider procedures are reasonably designed to prevent violations of regulatory requirements and/or the Funds’ policies and procedures.

A-1

Schedule 1

ALPS FUND SERVICES, INC.

A-2

Exhibit B

ALPS FUND SERVICES, INC.

B-1

Exhibit C

TRUST/FUND NAME

SALIENT MIDSTREAM & MLP FUND
Salient Midstream & MLP Fund

SALIENT MF TRUST
Salient Adaptive Growth Fund
Salient MLP & Energy Infrastructure Fund
Salient Trend Fund
Salient Tactical Plus Fund

FORWARD FUNDS
Salient Adaptive Balanced Fund
Salient Adaptive Income Fund
Salient Adaptive US Equity Fund
Salient EM Infrastructure Fund
Salient International Dividend Signal Fund
Salient International Real Estate Fund
Salient International Small Cap Fund
Salient Real Estate Fund
Salient Select Income Fund
Salient Select Opportunity Fund
Salient Tactical Growth Fund
Salient Tactical Muni & Credit Fund
Salient Tactical Real Estate Fund
Salient US Dividend Signal Fund

C-1